PRICING SUPPLEMENT NO. 123 DATED                Filed Pursuant to
JANUARY 23, 1997 TO PROSPECTUS DATED            Rule 424(b)(5)
MARCH 19, 1996, AS SUPPLEMENTED BY              File No. 333-01261
PROSPECTUS SUPPLEMENTS DATED
MARCH 29, 1996

                        CMS ENERGY CORPORATION

  General Term Notes (servicemark of J.W. Korth & Company), Series B
              Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 19, 1996, as supplemented by the Prospectus Supplements dated March 29, 1996.

Aggregate Principal Amount:          $   879,000.00
Original Issue Date (Settlement Date)   January 28, 1997
Stated Maturity Date:                   January 15, 2004
Issue Price to Public:               100.00% of Principal Amount
Interest Rate:                       8.000% Per Annum
Interest Payment Dates:              January 15 and July 15 and semi-
                                     annually thereafter Commencing
                                     July 15, 1997
Survivor's Option:                   [ X ] Yes            [   ] No
Optional Redemption:                 [ X ] Yes            [   ] No
Initial Redemption Date:             January 15, 1999
Redemption Price:                    Initially 101.00% of Principal
                                     Amount and 100.00% after the first
                                     anniversary of the Initial
                                     Redemption Date.


       Agent                         Principal Amount of Notes
                                      Solicited by Each Agent
Prudential Securities Incorporated   $   278,000.00
First of Michigan Corporation        $    82,000.00
J.W. Korth & Company                 $   519,000.00
       Total                         $   879,000.00

                                       Per Note
                                     Sold by Agents
                                      To Public             Total

Issue Price:                         $     1,000.00    $   879,000.00
Agent's Discount or Commission:      $         7.00    $     6,153.00
Maximum Dealer's Discount or
  Selling Concession:                $        18.50    $    16,261.50
Proceeds to the Company:             $       974.50    $   856,585.50

CUSIP Number:   12589QD1